For More Information:
Ronald A. Miller
Executive Vice President and Chief Financial Officer
Phone: 585-786-1102

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Reports 2005 First Quarter Results

WARSAW, N.Y., April 28, 2005 — Financial Institutions, Inc. (NASDAQ:FISI), a holding company of community banks serving Central and Western New York, today reported net income of $2.3 million for the first quarter of 2005 down $0.3 million compared with $2.6 million for the first quarter of 2004. The lower net income is primarily a result of a $1.5 million increase in noninterest expense, offset by a $1.1 million decrease in the provision for loan losses. On a diluted per share basis, earnings for the first quarter of 2005 were $0.17, a decrease of 15% from $0.20 per share for the comparable quarter last year.

Peter G. Humphrey, Chairman, President & CEO of Financial Institutions, Inc (FII) stated, “Our financial results reflect our ongoing efforts to address the weaknesses in our loan portfolio. Increases in our noninterest expense largely represent additional legal, professional and personnel costs related to our credit and regulatory issues. The level of provision for loan losses primarily reflects our high level of problem loans. As previously indicated, we are evaluating the possibility of a sale of a substantial portion of our problem loans and have engaged an investment banking firm as an advisor to provide a review and assessment of those loans.”

Return on average common equity (annualized) for the first quarter of 2005 was 4.67% down 0.75% compared with the same quarter last year. Return on average assets (annualized) also declined for the 2005 first quarter to 0.43% compared with 0.49% for the same quarter in 2004.

Revenue
For the first quarter 2005 net interest income totaled $18.4 million, down $0.1 million in comparison with the 2004 first quarter. Interest income from securities offset the decline in interest earned on a lower loan base. The net interest margin for the first quarter of 2005 was 3.90% compared with 3.89% in the prior year. Noninterest income for the first quarter of 2005 declined $0.2 million to $5.7 million from $5.9 million in the first quarter of 2004, largely the result of a $0.2 million decline in service charges on deposits.

Noninterest expense
Noninterest expense increased $1.5 million for the first quarter of 2005 to $17.4 million. Professional services fees increased $0.5 million due to higher costs associated with credit and regulatory issues. The $0.3 million increase in salaries and benefits expense reflects the addition of staff to the centralized credit administration function and the enhancement of the loan administration team, while $0.5 million of the increase in other expense relates to separation costs recorded during the most recent quarter. The higher noninterest expense, combined with flat revenue, resulted in an efficiency ratio of 67.62% for the 2005 first quarter compared to 61.15% for the first quarter of 2004.

Asset Quality
Nonperforming assets at March 31, 2005 were $63.6 million, up $8.4 million from December 31, 2004 and up $13.1 million from March 31, 2004. During the quarter, an $8.8 million substandard but accruing credit to one borrowing relationship was downgraded to nonaccrual status based on deterioration in the business. The ratio of nonperforming assets to total loans and other real estate was 5.18% at March 31, 2005 compared with 4.39% and 3.84% at December 31, 2004 and March 31, 2004, respectively. Net loan charge-offs in the first quarter of 2005 were $2.9 million, down $0.9 million from the prior year’s first quarter. Net loan charge-offs to average loans (annualized) for the first quarter 2005 was 0.93% compared with 1.15% in the same quarter last year.

Balance Sheet Trends
Total loans declined 7% to $1.23 billion as of March 31, 2005 compared with $1.31 billion at March 31, 2004. Loan origination has slowed as the Company has implemented more stringent underwriting requirements and focused resources on the existing loan portfolio. Offsetting the decline in loans was an 8% increase in investment securities to $768 million at March 31, 2005 compared with $712 million a year ago. Average deposits were relatively flat at $1.82 billion for the first quarters of 2005 and 2004. Total assets were $2.20 billion at March 31, 2005 down slightly in comparison to $2.22 billion at March 31, 2004.

About Financial Institutions, Inc.
FII is the bank holding company parent of Wyoming County Bank, The National Bank of Geneva, Bath National Bank, and First Tier Bank & Trust with $2.2 billion in assets. Its four banks provide a wide range of consumer and commercial banking services to individuals, municipalities, and businesses through a network of 50 offices and 72 ATMs in Western and Central New York State. FII’s Financial Services Group also provides diversified financial services to its customers and clients, including brokerage, trust, insurance and employee benefits and compensation consulting. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the ability of the Company to implement the necessary changes to be in compliance with the formal agreements with the OCC, the effectiveness of the changes the Company is making, quality of collateral associated with nonperforming loans, the ability of customers to continue to make payments on criticized or substandard loans, the impact of rising interest rates on customer cash flows, the speed or cost of resolving bad loans, the ability to hire and train personnel, the economic conditions in the area the Company operates, customer preferences, the competition and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

TABLES FOLLOW.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three months ended
	March 31,
	2005	2004	$ Change	% Change
Interest income	$26,420	$26,317	$103	-%
Interest expense	8,052	7,860	192	(2)%

Net interest income	18,368	18,457	(89)	-%
Provision for loan losses	3,692	4,796	(1,104)	(23)%

Net interest income after provision for loan losses	14,676	13,661	1,015	7%

Noninterest income:
Service charges on deposits	2,595	2,818	(223)	(8)%
Financial services group fees and commissions	1,537	1,420	117	8%
Mortgage banking activities	477	523	(46)	(9)%
Gain on sale and call of securities	-	50	(50)	(100)%
Other	1,100	1,042	58	6%

Total noninterest income	5,709	5,853	(144)	(2)%

Noninterest expense:
Salaries and employee benefits	9,434	9,152	282	3%
Other	7,917	6,756	1,161	17%

Total noninterest expense	17,351	15,908	1,443	9%
Income before income taxes	3,034	3,606	(572)	(16)%
Income taxes	745	959	(214)	(22)%

Net income	2,289	2,647	(358)	(14)%
Preferred stock dividends	372	374	(2)	(1)%

Net income available to common shareholders	$1,917	$2,273	$(356)	(16)%

Taxable-equivalent net interest income	$19,493	$19,582	$(89)	-%

Per common share data:
Net income — basic	$0.17	$0.20	$(0.03)	(15)%
Net income — diluted	$0.17	$0.20	$(0.03)	(15)%
Cash dividends declared	$0.16	$0.16	$-	-%
Book value	$14.29	$15.10	$(0.81)	(5)%

Common shares outstanding:
Weighted average shares — basic	11,249,474	11,170,972
Weighted average shares — diluted	11,298,967	11,246,200
Period end actual	11,249,676	11,172,673

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three months ended
	March 31,
	2005	2004
Performance ratios, annualized
Return on average assets	0.43%	0.49%
Return on average common equity	4.67%	5.42%
Common dividend payout ratio	94.12%	80.00%
Net interest margin (tax-equivalent)	3.90%	3.89%
Efficiency ratio	67.62%	61.15%
Asset quality data:
Past due over 90 days and accruing	$12	$2,199
Restructured loans	—	3,081
Nonaccrual loans	62,580	44,324
Other real estate owned (ORE)	981	850

Total nonperforming assets	$63,573	$50,454

Net loan charge-offs	$2,870	$3,837
Asset quality ratios:
Nonperforming loans to total loans	5.11%	3.78%
Nonperforming assets to total loans and ORE	5.18%	3.84%
Allowance for loan losses to total loans	3.27%	2.29%
Allowance for loan losses to nonperforming loans	64%	61%
Net loan charge-offs to average loans (annualized)	0.93%	1.15%
Capital ratios:
Average common equity to average total assets	7.75%	7.78%
Leverage ratio	7.30%	7.02%
Tier 1 risk-based capital ratio	11.40%	10.35%
Risk-based capital ratio	12.67%	11.61%

	FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
	Consolidated Statements of Financial Condition
	(Dollars in thousands)
	(Unaudited)
	March 31,
	2005	2004	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$49,231	$43,594	$5,637	13%
Federal funds sold	62,359	67,810	(5,451)	(8)%
Investment securities	767,692	711,801	55,891	8%
Loans	1,225,222	1,311,639	(86,417)	(7)%
Less: Allowance for loan losses	40,008	30,023	9,985	33%

Loans, net	1,185,214	1,281,616	(96,402)	(8)%
Goodwill	41,371	40,621	750	2%
Other assets	90,409	77,919	12,490	16%

Total assets	$2,196,276	$2,223,361	$(27,085)	(1)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand	$259,314	$251,035	$8,279	3%
Savings, money market, and interest-bearing checking	846,617	831,557	15,060	2%
Certificates of deposit	763,978	789,625	(25,647)	(3)%

Total deposits	1,869,909	1,872,217	(2,308)	—%
Short-term borrowings	34,985	46,436	(11,451)	(25)%
Long-term borrowings	77,344	85,485	(8,141)	(10)%
Junior subordinated debentures issued to unconsolidated subsidiary trust	16,702	16,702	-	-%
Other liabilities	18,961	16,028	2,933	18%

Total liabilities	2,017,901	2,036,868	(18,967)	(1)%
Shareholders’ equity:
Preferred equity	17,661	17,734	(73)	—%
Common equity and accumulated other
comprehensive income (loss)	160,714	168,759	(8,045)	(5)%

Total shareholders' equity	178,375	186,493	(8,118)	(4)%

Total liabilities and shareholders' equity	$2,196,276	$2,223,361	$(27,085)	(1)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)
	Three months ended
	March 31,
	2005	2004	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$43,241	$42,702	$539	1%
Federal funds sold	16,657	52,146	(35,489)	(68)%
Investment securities	761,729	655,366	106,363	16%
Loans	1,239,324	1,329,130	(89,806)	(7)%
Less: Allowance for loan losses	39,674	29,081	10,593	36%

Loans, net	1,199,650	1,300,049	(100,399)	(8)%
Goodwill	41,371	40,621	750	2%
Other assets	86,591	78,158	8,433	11%

Total assets	$2,149,239	$2,169,042	$(19,803)	(1)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$271,322	$250,345	$20,977	8%
Savings, money market, and interest-bearing checking	797,109	797,117	(8)	-%
Certificates of deposit	750,503	773,675	(23,172)	(3)%

Total deposits	1,818,934	1,821,137	(2,203)	—%
Short-term borrowings	32,051	44,400	(12,349)	(28)%
Long-term borrowings	79,477	86,068	(6,591)	(8)%
Junior subordinated debentures issued to unconsolidated subsidiary trust	16,702	16,702	-	-%
Other liabilities	17,826	14,298	3,528	25%

Total liabilities	1,964,990	1,982,605	(17,615)	(1)%

Shareholders’ equity:
Preferred equity	17,703	17,734	(31)	-%
Common equity and accumulated other
comprehensive income (loss)	166,546	168,703	(2,157)	(1)%

Total shareholders' equity	184,249	186,437	(2,188)	(1)%

Total liabilities and shareholders' equity	$2,149,239	$2,169,042	$(19,803)	(1)%